Exhibit 99.2

 Bristol Myers Squibb to Acquire MyoKardia  October 5, 2020

 Additional Information and Where to Find It The tender offer described in this report has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell securities. At the time the tender offer is commenced, Bristol Myers Squibb will cause Merger Sub to file with the U.S. Securities and Exchange Commission (“SEC”) a tender offer statement on Schedule TO. Investors and MyoKardia stockholders are strongly advised to read the tender offer statement (including an offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by MyoKardia with the SEC, because they will contain important information. These documents will be available at no charge on the SEC’s website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents (once they become available) may be obtained free of charge at www.bms.com or by directing a request to Bristol Myers Squibb, Office of the Corporate Secretary, 430 East 29th Street, 14th Floor, New York, New York 10154-0037. A copy of the tender offer statement and the solicitation/recommendation statement will be made available to all stockholders of MyoKardia free of charge at www.myokardia.com or by contacting MyoKardia at ir@myokardia.com, telephone number 650-351-4690. In addition to the offer to purchase, the related letter of transmittal and certain other offer documents, as well as the solicitation/recommendation statement, Bristol Myers Squibb and MyoKardia file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Bristol Myers Squibb or MyoKardia at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Bristol Myers Squibb’s and MyoKardia’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov. Forward Looking Statements This report contains “forward-looking statements” relating to the acquisition of MyoKardia by Bristol Myers Squibb and the development and commercialization of certain biological compounds. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Among other risks, there can be no guarantee that the acquisition will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the acquisition will be realized. The actual financial impact of this transaction may differ from the expected financial impact described in this report. In addition, the compounds described in this report are subject to all the risks inherent in the drug development process, and there can be no assurance that the development of these compounds will be commercially successful. Forward-looking statements in this report should be evaluated together with the many uncertainties that affect Bristol Myers Squibb’s business, particularly those identified in the cautionary factors discussion in Bristol Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2019, and its subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Bristol Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Use of Non-GAAP Financial Information and Financial GuidanceThis earnings release contains non-GAAP financial guidance, which is adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods. Non-GAAP information is intended to portray the results of the company’s baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information are indications of the company’s baseline performance before items that are considered by us to not be reflective of the company’s ongoing results. In addition, this information is among the primary indicators that we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. There is no reliable or reasonably estimable comparable GAAP measure for this non-GAAP financial guidance because we are not able to reliably predict the impact of specified items beyond 2020. As a result, reconciliation of this non-GAAP measure to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on our future GAAP results. In addition, the non-GAAP financial guidance in this release excludes the impact of any potential additional future strategic acquisitions and divestitures and any specified items that have not yet been identified and quantified. The guidance also excludes macro-economic effects due to the COVID-19 pandemic that are not yet quantifiable. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.  2

Transaction overview

Agreement to acquire MyoKardia for:

$13.1B

$225/share in cash

Bristol Myers Squibb to gain access to:

- **Mavacamten** First-in-class specialty CV medicine with significant commercial potential
- **CV pipeline** and discovery capabilities

Significant medium- and long-term growth opportunity; accretive to revenue and Non-GAAP EPS starting in 2023

All-cash transaction via tender offer expected to close in Q4 2020 subject to customary reviews

Significant opportunity for value creation for BMS

Bristol Myers Squibb™

Not for product promotional use 3

We are well positioned to advance our strategy

Commercial

- Strong commercial execution, delivering continued topline growth

Financial

- Financial strength and P&L discipline

Integration

- Activities proceeding well, synergies on track

Pipeline

- New product approvals: Reblozyl, Zeposia, Onureg (CC-486)
- Multiple BLAs/NDAs in progress: liso-cel, ide-cel
- Two 1L lung approvals: Checkmate 227 and Checkmate 9LA
- Delivered positive results on key clinical trials:
  - Zeposia in UC, Checkmate 9ER, Checkmate 743, Checkmate 649, Checkmate 577, Checkmate 274

Bristol Myers Squibb™ Not for product promotional use 4

Consistent approach to sustaining innovation and renewing our portfolio

Research & Development

- World class talent & approach
- Proprietary datasets & platforms
- Robust pipeline

Business Development

- A top priority for capital allocation
- Consistent evaluation criteria
- Enabled by financial strength & flexibility

17 marketed medicines, many have opportunities for additional indications

7 assets in registrational development

>**50** assets in Ph I or Ph II trials

Bristol Myers Squibb™

Not for product promotional use

5

MyoKardia: Innovative biotech focused on specialty CV

~300 employees with significant expertise in cardiovascular	Located in San Francisco Bay Area	Complementary patient-centric cultures

mavacamten: A first-in-class myosin inhibitor

- De-risked lead-indication
  - Positive Ph3 (EXPLORER) trial for obstructive Hypertrophic Cardiomyopathy (HCM) with strong efficacy and good tolerability profile
  - Received Breakthrough Therapy Designation in July 2020; on track to be filed with FDA in Q1 2021
- Additional indications e.g. non-obstructive HCM


PIPELINE
P1
P2
P3
mavacamten
Obstructive HCM (completed)
Non-obstructive HCM
Precision diastolic disease (mavacamten HFpEF)
MYK-224
HCM
danicamtiv
Genetic dilated cardiomyopathy (DCM)
Systolic dysfunction and atrial fibrillation
LUS-1
Precision diastolic diseases *(preclinical)*
ACT-1
Precision systolic diseases *(preclinical)*

Bristol Myers Squibb™
Not for product promotional use
6

Transaction accelerates expansion of leading CV franchise

Eliquis

Best-in-class medicine with strengthened IP position

- Potential additional exclusivity post 2026

mavacamten

Fully-owned growth driver with potential 2021 launch

- BMS commercial capabilities are well positioned to realize the full value of the opportunity

FXIa inhibitor

Potential next-generation antithrombotic

- Ph2 data in VTEp TKR study and SSP study expected next year and 2022

*Assuming District Court ruling upheld upon appeal, no other generics overturn current patents; VTEp: Venous Thromboembolism prevention; TKR: Total Knee Replacement; SSP: Secondary Stroke Prevention

Bristol Myers Squibb™

Not for product promotional use

7

Hypertrophic cardiomyopathy (HCM) disease profile


A

Normal Heart


B

Hypertrophic Heart

LVOT[1] obstruction

Decreased left ventricular volume

Thickened heart muscle and septum

HCM Pathophysiology	• Enhanced cardiac actin-myosin interactions • **Hypercontractility and thickening** of the heart muscle
HCM Prevalence	• **~1 in 500 people** (total population) • Most common genetic heart disease
Classification	• **Obstructive HCM:** mechanical obstruction of blood flow out of left ventricle (~2/3 of patients) • **Non-obstructive HCM:** ~1/3 patients

~25% of obstructive HCM and ~10% of non-obstructive HCM patients are symptomatic and diagnosed	Subset of patients have severe symptoms	Typical age of diagnosis in the ~40s-50s	Diagnosed by echo-cardiogram

1. LVOT = Left ventricular outflow tract

Source: Olivotto. Lancet. 2020; Maron. NEJM. 2018; Marian. Circ Res. 2017; Maron. J Am Coll Cardiol. 2016; Veselka. Lancet. 2016; Maron. J Am Coll Cardiol. 2015; Ahmad. Annu Rev Genomic Hum Genet. 2005; Maron. JAMA. 1999; Maron. Circulation. 1995.

Bristol Myers Squibb™

Not for product promotional use

8

Significant unmet need for patients with symptomatic obstructive HCM

Patients with Symptomatic Obstructive HCM

80-100K
U.S.

80-100K
EU

Source: Maron. NEJM. 2018; Geske. JJAC Heart Fail. 2018; Marian. Circ Res. 2017; Maron. Am J Cardiol. 2016; Veselka. Lancet. 2016. Maron. Circulation. 1995.

- Symptoms have a meaningful negative impact on quality of life
- Complications can be severe, including:
  - heart failure
  - mitral valve prolapse and regurgitation
  - atrial fibrillation
  - sudden cardiac death
- Current management is limited to symptomatic relief, compensation via lifestyle changes, or invasive procedures
  - **Medical therapy:** non-specific and only offers symptomatic improvement
  - **Surgical therapy:** typically for patients with severe obstructive HCM and include septal or apical myectomy, septal ablation

Currently no approved medicines that address underlying disease

Bristol Myers Squibb
Not for product promotional use 9

   Mavacamten: a potential first-in-class medicine that could treat underlying disease   10  Source: Olivotto. Lancet. 2020.  Normal Sarcomere  HCMSarcomere  HCM Sarcomere with mavacamten  Actin thin filament  Actin-myosin cross-bridge  Myosin thick filament  First-in-class Myosin ATPase inhibitor    Mavacamten’s mechanism of action is specific to cardiac muscleInhibition of myosin cross-bridge formation has a direct impact on underlying disease Reduction of cross-bridges inhibits excessive contractility and hypertrophic stimulus    mavacamten

Mavacamten: EXPLORER-HCM Study Design

Pivotal Phase 3, Multicenter, Randomized, Double-blind, Placebo-controlled Trial in Patients With Obstructive HCM[1]

Inclusion criteria

- NYHA Class II/III
- Peak LVOT gradient ≥ 50mmHg
- LVEF ≥ 55%
- Background medications allowed


N=251
Screening
Randomization
5mg QD
10mg QD
5mg QD
2.5mg QD
15mg QD
10mg QD
5mg QD
2.5mg QD
mavacamten
placebo
Washout
-W4
D1
W1
W2
W6
W7
W8
W12
W13
W14
W28
W30
W38
DOSE ASSESSMENT
DOSE ADJUSTMENT

- **Primary endpoint**: functional composite of either
  - (1) ≥ 1.5-mL/kg/min improvement in peak VO_2 plus improvement of ≥ 1 NYHA functional class, or
  - (2) ≥ 3.0-mL/kg/min improvement of peak VO_2 with no worsening in NYHA functional class at week 30
- **Secondary endpoints**:
  - post-exercise LVOT gradient, peak VO_2, NYHA class, and quality of life and shortness of breath scores

[1] Ho CY et al. Circ Heart Fail. 2020; 13(6):e006853

Bristol Myers Squibb
Not for product promotional use 11

Mavacamten: Compelling Ph3 efficacy profile in symptomatic obstructive HCM

	Mavacamten group (n=123)	Placebo group (n=128)	Difference* (95% CI), p value
Primary endpoint†			
Either ≥1.5 mL/kg per min increase in pVO_2 with ≥1 NYHA class improvement or ≥3.0 mL/kg per min increase in pVO_2 with no worsening of NYHA class	45 (37%)	22 (17%)	19.4 (8.7 to 30.1; p=0.0005)
Both ≥3.0 mL/kg per min increase in pVO_2 and ≥1 NYHA class improvement	25 (20%)	10 (8%)	12.5 (4.0 to 21.0)
Secondary endpoints‡			
Post-exercise LVOT gradient change from baseline to week 30, mm Hg	-47 (40), n=117	-10 (30), n=122	-35.6 (-43.2 to -28.1; p<0.0001)
pVO_2 change from baseline to week 30, mL/kg per min	1.4 (3.1), n=120	-0.1 (3.0), n=125	1.4 (0.6 to 2.1; p=0.0006)
≥1 NYHA class improvement from baseline to week 30§	80 (65%)	40 (31%)	34% (22 to 45; p<0.0001)
Change from baseline to week 30 in KCCQ-CSS§ (QoL)	13.6 (14.4), n=92	4.2 (13.7), n=88	9.1 (5.5 to 12.7; p<0.0001)
Change from baseline to week 30 in HCMSQ-SoB§ (QoL)	-2.8 (2.7), n=85	-0.9 (2.4), n=86	-1.8 (-2.4 to -1.2; p<0.0001)
Exploratory endpoint			
Complete response, n/N (%) Defined as NYHA Class I and all LVOT gradients <30 mm Hg	32/117 (27%)	1/126 (1%)	26.6% (18.3% to 34.8%)

Data are n (%) or mean (SD). HCMSQ-SoB = Hypertrophic Cardiomyopathy Symptom Questionnaire Shortness-of-Breath subscore. KCCQ-CSS = Kansas City Cardiomyopathy Questionnaire-Clinical Symptom Score. LVOT = Left ventricular outflow tract. pVO_2 = Peak oxygen consumption. NYHA=New York Heart Association. *Model estimated least-square mean differences were reported for continuous variables. †Patients with a non-evaluable primary endpoint and NYHA secondary endpoint were considered as non-responders. The response rates were calculated with the N value as the denominator. ‡N was the number analysable for secondary endpoints based on availability of both baseline and week 30 values. §Due to the smaller numbers evaluable for patient-reported outcome endpoints, additional post-hoc analyses compared the reasons for missing data. Adapted from Olivotto. Lancet. 2020.

Bristol Myers Squibb™

Not for product promotional use 12

 Mavacamten: 97% completion rate through 30 weeks of treatment  Adverse eventsPreferred term  Mavacamten(n = 123)  Placebo(n = 128)  Patients with ≥1 TEAEs, n (%)  108 (87.8)  101 (78.9)  Total number of SAEs  11  20  Patients with ≥1 SAE, n (%)  10 (8.1)  11 (8.6)  Atrial fibrillation  2 (1.6)  4 (3.1)  TIA  0  1 (0.8)  Syncope  2 (1.6)  1 (0.8)  Stress cardiomyopathy  2 (1.6)  0  Cardiac failure congestive  0  1 (0.8)  Sudden death  0  1 (0.8)  13  3 patients discontinueddue to AEs:2 on mavacamten,1 on placeboNo patients withdrew due to reduced LVEF or symptoms of heart failure   SAE, serious adverse event; TEAE, treatment-emergent adverse event.  Adapted from Olivotto. Lancet. 2020.

 Future mavacamten indications and pipeline opportunities  14   Obstructive HCM (completed)  P1  P3  Non-obstructive HCM  Precision diastolic disease (mavacamten HFpEF)  HCM  Systolic dysfunction and atrial fibrillation  Genetic dilated cardiomyopathy (DCM)  P2    LUS-1  ACT-1  Precision diastolic diseases (preclinical)  Precision systolic diseases (preclinical)  MYK-224  danicamtiv  mavacamten  PIPELINE

Mavacamten: significant commercial opportunity in symptomatic obstructive HCM


Robust Clinical Data
mavacamten
First-to-market
Strong Specialty Value

160-200K symptomatic patients across the U.S. and EU are in immediate need of treatment

- Addresses underlying disease and improves quality of life
- First-to-market
- Opportunity to achieve value consistent with chronic specialty CV products

Source: Maron. NEJM. 2018; Marian. Circ Res. 2017; Maron. Am J Cardiol. 2016; Maron. Circulation. 1995.

Bristol Myers Squibb™
Not for product promotional use 15

BMS uniquely positioned to realize the full value of mavacamten

Eliquis apixaban	Medical / Commercial / Value & Access	mavacamten

Established Eliquis as standard of care, despite late entry to market with entrenched SOC

Launch-ready infrastructure enables a strong first-to-market position in high-need area

Eliquis		mavacamten
✓ Initially established best-in-class profile with key cardiology accounts	▶	✓ Introduce new medicine to specialist centers (20% of patients treated)
✓ Expanded to the broader cardiology community, then PCPs	▶	✓ Expand to broader cardiology setting
✓ Now focused on increasing share and increasing diagnosis rates	▶	✓ Broaden physician education on the disease with long-term opportunity to increase diagnosis rates

Bristol Myers Squibb™
Not for product promotional use 16

 Symptomatic obstructive HCM opportunity  High unmet needMavacamten: first medicine with potential to treat underlying diseaseSignificant commercial opportunityBMS uniquely positioned to commercialize   17

Significant financial benefits

Clear opportunity for value creation and P&L growth

- Transaction IRR in excess of MyoKardia's WACC
- Mavacamten launch indication is significant and supports the transaction
- Additional indications and pipeline provide incremental value
- Significant medium- and long-term growth opportunity
- Accretive to revenue and Non-GAAP EPS starting in 2023

Transaction details

- $13.1B total consideration
- All-cash deal via tender offer, no financing contingency
- Expect to use cash and debt while retaining strong investment grade credit ratings

Bristol Myers Squibb™

Not for product promotional use 18

 Consistent approach to capital allocation  19  Continued commitment to the dividend*  Committed to reducing debt:<1.5x Debt / EBITDA by end of 2024  Future innovation through business development  *Subject to board approval

MyoKardia: Strong strategic fit and financially attractive

Compelling Opportunity	• First-in-class, specialty CV medicine addressing high unmet need, with significant commercial potential in the lead indication and upside potential from additional indications and pipeline; Obstructive HCM to be filed in Q1 2021
Strengthens CV franchise	• Broadens and accelerates expansion of CV portfolio & pipeline • Full ownership
Strong Value Rationale	• Generates IRR in excess of MyoKardia's WACC • Mavacamten in obstructive HCM (launch indication) is a significant opportunity that supports the transaction, with further opportunities from additional indications and pipeline
Supports P&L Growth	• Significant medium- and long-term growth opportunity; Accretive to revenue and Non-GAAP EPS starting in 2023 & substantial impact in the second half of the decade • Meaningful growth driver in the medium- and long-term including into the 2H of the decade
Consistent Capital Allocation	• Remains focused on disciplined BD, improving leverage and reaching 1.5x Debt/EBITDA in 2024 while committed to the dividend

Bristol Myers Squibb™ Not for product promotional use 20

Q&A  Giovanni Caforio, M.D.Board Chair,Chief Executive OfficerDavid ElkinsExecutive VP,Chief Financial Officer  21  Chris Boerner, Ph.D.Executive VP,Chief Commercialization OfficerSamit Hirawat, M.D.Executive VP,Chief Medical Officer,Global Drug Development